EXHIBIT 99.1

News Release

First Solar Announces Third Quarter 2011 Financial Results

•	Net sales of $1 billion

•	EPS of $2.25 per fully diluted share

•	Cash and Marketable Securities of $795 million

•	Revised 2011 EPS guidance of $6.50 - $7.50 per fully diluted share

TEMPE, Ariz. - Oct. 26, 2011 - First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the third quarter of 2011. Net sales were $1,006 million in the quarter, an increase of $473 million from the second quarter of 2011. Quarterly net sales increased from $798 million in the third quarter of 2010.

Third quarter net income per fully diluted share was $2.25, up from $0.70 in the second quarter of 2011 and $2.04 in the third quarter of 2010.

Third quarter Cash and Marketable Securities increased $279 million quarter over quarter to $795 million.

“First Solar's performance in the quarter reflects our superior technology, strong execution capability, and integrated business model - all of which have enabled us to weather a difficult market environment relatively well,” said Mike Ahearn, Chairman of the Board and Interim Chief Executive Officer of First Solar. “Going forward, our goal is not just to survive the current environment, but to transcend it by creating and expanding markets worldwide that do not depend on today's subsidy programs. This requires that we re-focus our strategy and commit our resources to solving the pressing energy needs that exist in much of the world.”

With respect to Rob Gillette's departure, Ahearn said, “We thank Rob for his service, but the Board of Directors believes First Solar needed a leadership change to navigate through the industry turmoil and achieve our long-term goals.”

First Solar's updated 2011 guidance is as follows:

•	Net sales of $3.0 to $3.3 billion

•	Operating Income of $650 to $760 million

•	Effective tax rate of 13% to 14%

•	Earnings per fully diluted share of $6.50 to $7.50

•	Manufacturing start-up expenses of approximately $35 million and factory ramp costs of $10 to $12 million

In preparation for 2012, the company is reducing capital expenditures and evaluating opportunities to reallocate overhead expenses to fund increased investments in market development, sales, and R&D.

We have scheduled a conference call at 4:30 p.m. EDT on November 3, 2011 to discuss the third quarter results and revised 2011 outlook. Investors may access a live webcast of this conference call by visiting http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Thursday, November 10, 2011 at 11:59 p.m. EST and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 9081154. A replay of the webcast will be available on the Investors section of the company's web site approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About First Solar, Inc.
First Solar manufactures solar modules with an advanced semiconductor technology, and is a premier provider of comprehensive photovoltaic (PV) system solutions. The company is delivering an economically viable alternative to fossil-fuel generation today. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating value-driven renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts:
First Solar Investors:
Mark Widmar
Chief Financial Officer
+1 (602) 414-9315
investor@firstsolar.com

Larry Polizzotto
Vice President Investor Relations
+1 (602) 414-9315
lpolizzotto@firstsolar.com

Luke Fairborn
Director Investor Relations
+1 (602) 414-9315
lucas.fairborn@firstsolar.com

Media:
First Solar-USA
Ted Meyer
+1 (602) 427-3318
ted.meyer@firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 25, 2010	September 30, 2011	September 25, 2010
Net sales	$1,005,788	$797,899	$2,105,855	$1,953,714
Cost of sales	626,624	476,007	1,272,228	1,065,592
Gross profit	379,164	321,892	833,627	888,122
Operating expenses:
Research and development	38,164	21,472	102,617	67,196
Selling, general and administrative	112,743	84,961	286,615	230,422
Production start-up	5,514	3,821	27,739	7,252
Total operating expenses	156,421	110,254	416,971	304,870
Operating income	222,743	211,638	416,656	583,252
Foreign currency (loss) gain	(1,857)	(1,001)	752	(4,322)
Interest income	3,225	2,658	9,665	11,341
Interest expense, net	—	—	—	(6)
Other (expense) income, net	(1,346)	(380)	656	(1,553)
Income before income taxes	222,765	212,915	427,729	588,712
Income tax expense	26,251	36,046	54,109	80,455
Net income	$196,514	$176,869	$373,620	$508,257
Net income per share:
Basic	$2.28	$2.08	$4.35	$5.99
Diluted	$2.25	$2.04	$4.29	$5.88
Weighted-average number of shares used in per share calculations:
Basic	86,338	85,072	85,946	84,810
Diluted	87,151	86,610	87,114	86,368

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$678,560	$765,689
Marketable securities and investments	84,350	167,889
Accounts receivable trade, net	481,978	305,537
Accounts receivable, unbilled	325,641	1,482
Inventories	432,887	195,863
Balance of systems parts	43,287	4,579
Deferred tax assets, net	31,716	388
Prepaid expenses and other current assets	352,049	143,033
Total current assets	2,430,468	1,584,460
Property, plant and equipment, net	1,840,295	1,430,789
Project assets	282,788	320,140
Deferred tax assets, net	278,772	259,236
Marketable securities	31,859	180,271
Restricted cash and investments	203,763	86,003
Goodwill	458,808	433,288
Inventories	48,151	42,728
Other assets	148,408	43,488
Total assets	$5,723,312	$4,380,403
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$170,904	$82,312
Income taxes payable	33,411	16,831
Accrued expenses	271,991	244,271
Current portion of long-term debt	25,597	26,587
Other current liabilities	245,098	99,676
Total current liabilities	747,001	469,677
Accrued solar module collection and recycling liability	185,160	132,951
Long-term debt	582,744	210,804
Other liabilities	182,623	112,026
Total liabilities	1,697,528	925,458
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 86,377,679 and 85,843,511 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	86	86
Additional paid-in capital	1,965,840	1,815,420
Contingent consideration	—	1,118
Accumulated earnings	2,039,183	1,665,564
Accumulated other comprehensive income (loss)	20,675	(27,243)
Total stockholders’ equity	4,025,784	3,454,945
Total liabilities and stockholders’ equity	$5,723,312	$4,380,403